Exhibit 99.1

June 18, 2009                                                                                                                  FOR IMMEDIATE RELEASE

RAYMOND JAMES AMENDS CREDIT
AGREEMENT TO REMOVE TARP CONDITION

ST. PETERSBURG, Fla. – Raymond James Financial, Inc. (NYSE-RJF) today announced an amendment to its $100 million revolving credit agreement, dated February 6, 2009, with JPMorgan Chase Bank, N.A., individually and as administrative agent, and five other commercial banks including Regions Bank, Fifth Third Bank, PNC Bank, N.A., Citibank, N.A., and The Bank of New York Mellon.

The amendment eliminates approval to participate in the U.S. Treasury’s TARP Capital Purchase Program (CPP) as a condition to borrowing under the agreement. Raymond James withdrew its application to participate in the CPP program on May 19. In addition, revisions were made to covenants related to the use of proceeds, additional indebtedness, Raymond James Bank financial ratios and restricted payments.

About Raymond James Financial

Raymond James Financial, Inc. is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 5,000 financial advisors serving approximately 1.8 million accounts in 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are currently $183 billion, of which approximately $28 billion are managed by the firm’s asset management subsidiaries.

    To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, adequacy of loan loss provisions and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2008 annual report on Form 10-K which is available on raymondjames.com and sec.gov.

For more information, contact Anthea Penrose at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media